WINN-DIXIE STORES, INC.
5050 EDGEWOOD COURT * JACKSONVILLE, FLORIDA 32254
PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS for
Annual Meeting of Shareholders
To be held October 5, 1994

Approximate Date of First Mailing to Shareholders: September 1, 1994

                             GENERAL INFORMATION

The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 1994 Annual Meeting of Shareholders to be held on October 5, 1994, at the Company's headquarters offices at the address above, commencing at 9 o'clock A.M., and any adjournments thereof. A form of proxy is enclosed herewith. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, pay their reasonable expenses for completing the mailing of copies of the Annual Report, of this Notice of Meeting and Proxy Statement and of the enclosed form of proxy to the beneficial owners of such shares of stock.

                            VOTING PROCEDURES

Only holders of issued and outstanding shares of Common Stock of the Company, of record at the close of business on August 15, 1994, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote per share held as to each item to be voted upon.

The proxy cards, ballots and voting tabulations will be by tabulators and inspectors who are Company associates, with the tabulators appointed by the Chairman of the Company. Under Florida law, abstentions from voting are included in determining whether a majority of the issued and outstanding shares are represented or present at the meeting as required to establish a quorum, but once a quorum is established, the abstentions are not included in determining whether the requisite number of affirmative votes are received on matters submitted to the shareholders for vote. If a quorum is established at the meeting, (i) the four nominees for Class II and the nominee for Class III who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors, and (ii) any other matter (except as set forth below) submitted to a vote of the shareholders must be approved by the affirmative vote of the majority of shares voted at the meeting in person or by proxy. Under Securities and Exchange Commission rules, the amendment to the Key Employee Stock Plan requires abstentions to be treated as "no" votes, added to the denominator of the vote calculation fraction, while broker non-votes are disregarded. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, then the shares will not be considered as present or entitled to vote on that matter.

                            PROPOSAL 1 -- ELECTION OF DIRECTORS

The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the meeting of the shareholders, four Directors are to be elected in Class II to hold office for 3-year terms expiring at the 1997 Annual Meeting of Shareholders. The persons designated as nominees for election as Directors in Class II are Robert D. Davis, James Kufeldt, Charles H. McKellar and David F. Miller. Each of such nominees is currently a Director of the Company. Also standing for election is Julia (Judi) B. North, appointed by the Board on July 25, 1994, as a Class III director with a term expiring at the 1996 Annual Meeting.

It is the intention of the persons named in the enclosed form of proxy to vote such proxy, unless otherwise instructed, for the election of the five persons named above as Directors of the Company. Although proxies cannot be voted for the election of more than four persons in Class II and for Ms. North in Class III, if any of the five nominees named above should become unavailable for election for any reason (none being presently foreseen), the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

The Board of Directors recommends a vote FOR all five nominees.


                                                                  Director
                                                    Has Been      Class
                                    Age             A Director    and
Name, Principal Occupation for the  as of           Continuously  Expiration
Past Five Years, Directorships      August 15, 1994 Since         of Term
- ----------------------------------  --------------- ------------  ----------
Nominees for terms expiring in
1997:
Robert D. Davis -- 1984 to date
Chairman of the Board of D.D.I.,
Inc.; 1988 to 1990 Vice Chairman
of the Board of the Company;1983-
1988 Chairman of the Board; 1982-
1983 Vice Chairman of the Board;
1965-1982 Vice President (with
Company 1955-1990); also a
Director of American Heritage Life
Investment Corporation, First
Union Corporation,                                                II
and Stein Mart, Inc.                62              1972          1997

James Kufeldt -- 1988 to date
President of the Company; 1983-
1988 Senior Vice President;
1979-1983 Vice  President (with
Company since 1961); also a
Director of Barnett Bank of                                       II
Jacksonville, Inc.                  56              1988          1997


Charles H. McKellar -- 1988 to
date Executive Vice President of
the Company;  1983-1988 Senior
Vice President;  1980-1983 Vice
President (with Company since                                     II
1957)                               57              1988          1997

David F. Miller -- 1990 to date
Chairman  of the Board of
PureIce of the South,  Inc.;
1987-1990 Vice Chairman of the
Board of J.C. Penney Company, Inc.
and Chief Operating Officer of
JC Penney  Stores and Catalog;
1983-1987 President  of JC Penney
Stores and Catalog; also a
Director of the Barnett Bank of                                   II
Jacksonville, Inc.                  65              1987          1997

Nominee for term expiring in 1996:

Julia (Judi) B. North -- 1989
to date Vice President of BellSouth
Telecommunications, Inc., with
Southern Bell and affiliated
companies since 1972 in                                           III
various positions.                  46              1994          1996

Other Directors:

Armando M. Codina -- 1980 to date
Chairman of the Board and President
of The Codina  Group, Inc.; also a
Director of American  Bankers
Insurance Group, Inc., BellSouth
Corporation, CSR America, and                                     III
Barnett Banks, Inc.                 47              1987          1996


A. D. Davis -- retired; 1965-1982
Vice Chairman of the Board; 1940-
1965 President (with Company                                      III
1925-1982)                          88              1939          1996

A. Dano Davis -- 1988 to date
Chairman of  the Board and
Principal Executive Officer
of the Company; 1982 to 1988
President and  Principal Executive
Officer; 1980-1982  Senior Vice
President; 1978-1980 Vice President
(with Company since 1968); also
a Director of the First Union
National Bank of Florida and
American Heritage Life Investment                                 I
Corporation                         49              1981          1995

T. Wayne Davis -- private investor;
1980-1987 Vice President of the
Company  (with Company 1971-1987);
Chairman of the  Board of General
Parcel Service, Inc.; and also a
Director of Enterprise National Bank,
Enstar Group, Inc., Russell Security
Services, Inc., American Savings of
Florida, SSB, and AccuStaff,                                      I
Incorporated                        47              1981          1995


Radford D. Lovett -- 1982 to date
Chairman of the Board of Commodores
Point Terminal  Corp.; also a
Director of First Union  Corporation,
American Heritage Life Investment
Corporation, Florida Rock
Industries, Inc., and FRP                                         III
Properties, Inc.                    60              1983          1996

Carleton T. Rider -- August 1993
to date  Continuous Improvement
Officer, Mayo Foundation; 1985 to
July 1993 Administrator, Mayo Clinic
Jacksonville; also a Director                                     I
of St. Luke's Hospital              49              1992          1995

Charles P. Stephens -- For more
than 5  years, Vice President,
Director and a  principal
stockholder of Norman W. Paschall
Co., Inc. (brokers, importers,
exporters and processors of                                       I
textile fibers and by-products)     56              1982          1995

The Company was founded by Messrs. A.D., James E., M. Austin and Tine W. Davis (the "Founding Brothers") Mr. A. Dano Davis, Company Chairman and Principal Executive Officer, is the son of Mr. James E. Davis, deceased. Robert D. Davis is the son of Mr. A. D. Davis. T. Wayne Davis is the son of Mr. Tine W. Davis, deceased. Charles P. Stephens is the son-in-law of Mr. M. Austin Davis, deceased.

                            EQUITY SECURITIES AND PRINCIPAL HOLDERS

There were 74,114,668 shares of Common Stock issued and outstanding on August 15, 1994.

The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of August 15, 1994, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.


                             Name and             Amount and
                             Address              Nature of       Percent
                             of Beneficial        Beneficial      of
Title of Class               Owner                Ownership       Class
- --------------               --------------       ------------    --------
Common Stock                 Davis Family (1)     30,628,299      41.33
                             c/o D.D.I., Inc.
                             5050 Edgewood Court
                             Jacksonville, FL 32254


(1)
Mr. A. D. Davis, relatives of the Founding Brothers, trusts, estates, corporations and other entities involving them and their associates (collect-ively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for Messrs. A. D., A. Dano, Robert D. and T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. The figures exclude 143,446 shares, those in excess of the pro rata beneficial interest of the Davis Family in 240,000 shares held by American Heritage Life Investment Corporation.

The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of August 15, 1994.

                          Amount and Nature of
                          Beneficial Ownership (1)
                          -------------------------
                          Direct or
                          Indirect
                          with Sole    Indirect with
                          Voting and   Shared Voting
                          Investment   and Investment                Percent
Name of Beneficial Owner  Power        Power             Total       of Class
- ------------------------  ----------   -------------     ---------   --------
Armando M. Codina           5,272                            5,272     .01
A. D. Davis               103,249      4,608,916         4,712,165    6.36
A. Dano Davis             888,582      2,263,967         3,152,549    4.25
Robert D. Davis           177,510      1,077,579         1,255,089    1.69
T. Wayne Davis            199,310      1,020,924         1,220,234    1.65
James Kufeldt             177,345          7,314           184,659     .25
Radford D. Lovett           6,323                            6,323     .01
Charles H. McKellar       142,486                          142,486     .19
David F. Miller               400                              400     .00
Julia (Judi) B. North         200                              200     .00
Carleton T. Rider             450                              450     .00
Charles P. Stephens         9,739        319,863           329,602     .44
E. T. Walters              78,703                           78,703     .11
Charles E. Winge           84,569                           84,569     .11
Directors and Executive
Officers as a Group
(32 persons)            2,316,949      9,298,563         11,615,512  15.67

(1)
Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: A. D. Davis, 66,214; Robert D. Davis, 304,685; T. Wayne Davis, 201,852; James Kufeldt, 3,657; Charles H. McKellar, 192; Carleton T. Rider, 450; Charles P. Stephens, 319,840; and Charles E. Winge, 10,155. The shares reported exclude 746,645 shares of common stock of the Company which are held directly or indirectly by trusts of which
A. Dano Davis is a Trustee and Charles P. Stephens' wife and children are the beneficiaries. Also, excluded are 285,666 shares of common stock of the Company which are held indirectly by Trusts of which Charles P. Stephens' wife and Robert D. Davis are co-trustees and Charles P. Stephens' wife and children are beneficiaries. A. Dano Davis, Robert D. Davis and Charles P. Stephens disclaim beneficial ownership of such shares. The holdings set forth above exclude 14,067,525 shares of common stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. D. Davis, A. Dano Davis, Robert D. Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership.

The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program, a portion of which shares vested upon certain performance goals being met within the three-year period which expired June 29, 1994, as follows: Mr. A. Dano Davis, 4,622 shares; Mr. Kufeldt, 4,622 shares; Mr. McKellar, 3,368 shares; Mr. Walters, 1,469 shares; and Mr. Winge, 1,469 shares. The holdings include additional restricted shares which are subject to forfeiture if certain performance goals are not met within the three-year period expiring June 28, 1995, as follows: Mr. Kufeldt, 4,197 shares; Mr. McKellar, 3,058 shares; Mr. Walters, 1,334 shares; and Mr. Winge, 1,334 shares. Other shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 26, 1996, as follows: Mr. Kufeldt, 3,320 shares; Mr. McKellar, 2,418 shares; Mr. Walters, 1,055 shares; and Mr. Winge, 1,055 shares. Part of them are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring in June 25, 1997, as follows: Mr. Kufeldt, 4,078 shares; Mr. McKellar, 2,971 shares; Mr. Walters, 1,296 shares; and Mr. Winge, 1,296 shares. The holdings for the 32 officers within the Directors and Executive Officers group total 58,553 restricted shares.

The holdings set forth above also include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Directors' Fees"): Mr. Codina, 3,772 equivalent shares; Mr. A. D. Davis, 3,249 equivalent shares; Mr. Robert D. Davis, 2,076 equivalent shares; and Mr. Lovett, 2,991 equivalent shares. These holdings are payable only in cash upon retirement.

The holdings set forth above also include the equivalent of 3,229 shares credited to Mr. Kufeldt's account, 14,175 shares to Mr. McKellar's account and 8,834 shares to Mr. Winge's account, allocated by them to the Company stock fund within the Profit Sharing Plan, and a total of 47,573 shares for all executive officers as a group in such fund.

The holdings further include 40,000 shares for Mr. McKellar and 24,000 shares for Mr. Walters, and a total of 132,000 shares for all executive officers included in the group, which represent options which have not yet been exercised, granted January 24, 1990. These options will expire on December 31, 1996, if not exercised before then. These holdings also include shares under additional options granted on June 15, 1992, which are now exercisable, of 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, 12,000 shares for Mr. Walters and 12,000 shares for Mr. Winge. These holdings also include shares under additional options granted on June 22, 1994, not presently exercisable, of 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, 12,000 shares for Mr. Walters and 12,000 shares for Mr. Winge. These share options are more fully described in the tables on options on page 8 below.

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recent completed fiscal year ended on June 29, 1994, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Codina had a filing approximately 13 days late due to oversight in connection with the purchase of 1,500 shares.

                      MEETINGS OF THE BOARD AND COMMITTEES

During the fiscal year the Board of Directors held four regular meetings and four special meetings by written consent. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The Board of Directors has Audit, Nominating, Long-Term Officer Compensation, Key Employee Stock Option and Compensation Committees. The Audit Committee is composed of Mr. Radford D. Lovett, Chairman, and Messrs. Armando M. Codina, David F. Miller, Carleton T. Rider and Charles P. Stephens. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, held two meetings during the fiscal year and all members attended both meetings, except Mr. Codina who did not attend one meeting. The Audit Committee reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. The Nominating Committee is composed of Mr. T. Wayne Davis, Chairman, and Messrs.
A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. The Nominating Committee recommends qualified candidates to fill vacancies on the Board of Directors. The Nominating Committee held two formal meetings during the fiscal year. The Committee will consider nominees recommended by shareholders, who may submit names and biographical data and qualifications in writing to the Secretary of the Company.

The Compensation Committee, composed of Mr. David F. Miller, Chairman, and Messrs. Radford D. Lovett, Armando M. Codina, A. Dano Davis and James Kufeldt, sets and reviews the salary and benefits structure of the Company, including base salary, cash bonus, restricted stock and performance unit awards for executive officers. It met twice during the fiscal year. The Key Employee Stock Option Committee, composed of Messrs. A. Dano and R. D. Davis, determines long-term stock option awards to executive officers. The committee met once. The Long-Term Officer Compensation Committee, composed of Messrs. A. Dano Davis and R. D. Davis, determines restricted stock and performance unit plan awards, reviewed and approved by the Compensation Committee, and met once during the year. These three committees jointly met twice at the middle and end of the fiscal year as a group to review performance under the plans established at the end of the prior fiscal year for 1993-94 and to set the plans for 1994-95. Their activities are described further in the Report on Executive Compensation beginning on page 9.

                               DIRECTORS' FEES

Directors who are not employees of the Company are paid a retainer fee of $12,000 per annum plus $2,000 for attendance at each regular meeting of the Board. Directors are also paid $500 for each meeting held by written consent. Members of the Audit, Nominating, and Compensation Committees are paid $2,000 for each committee meeting attended. Travel expenses of Directors incurred in traveling to Committee and Directors' meetings are also reimbursed by the Company. Members of the Board of Directors who are also employees are not paid Director's fees or fees for attending Committee meetings. Members of the Long-Term Officer Compensation and Key Employee Stock Option Committees are not paid for their meetings.

A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income Account at prime interest rate or to a Stock Equivalent Account based on the closing market price of the shares on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Messrs. A. D. Davis, Robert D. Davis, Lovett and Codina have elected to defer fees during the fiscal year under the Deferred Fee Plan.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Principal Executive Officer and the four other most highly compensated executive officers who served in such capacities as of June 29, 1994.

                             Annual Compensation                               Long-term Compensation
                      -----------------------------------             -------------------------------------------
                                                                                           Awards
                                                                                    --------------------
                      Fiscal Year                                    Other         Restricted            Long-Term  All Other
                      Ended Last                                     Annual        Stock                 Incentive  Compensa-
Name and              Wednesday        Salary<F1>                    Compensa-     Award<F3>             Plan<F4>   tion<F2><F5>
Principal Position    In June             ($)          Bonus ($)     tion($)<F2>     ($)     Options(#)  Payouts($)   ($)
- -------------------   ----------       -----------     ---------     -----------   -------   ----------  ---------  --------

A. Dano Davis               1994           365,976       351,524              --         --          --          --    12,004
Chairman of the Board       1993           353,600       395,200              --         --          --          --    12,035
and Principal               1992           346,666       346,666              --         --          --          --        --
Executive Officer

James Kufeldt               1994           365,976       351,524              --     182,988     25,000     130,000    13,860
President                   1993           353,600       395,200              --     176,800         --          --    16,515
                            1992           346,666       346,666              --     173,333     25,000          --        --

Charles H. McKellar         1994           333,299       254,794              --     133,320     20,000      94,714    13,860
Executive Vice President    1993           322,028       291,720              --     128,811         --          --    18,063
                            1992           315,714       252,571              --     126,286     20,000          --        --

E. T. Walters               1994           193,863       135,182              --      58,159     12,000      41,318    11,315
Senior Vice President       1993           187,307       137,361              --      56,192         --          --    24,688
                            1992           183,635        95,525              --      55,090     12,000          --        --

Charles E. Winge            1994           193,863       115,874              --      58,159     12,000      41,318    10,835
Senior Vice President       1993           187,307       126,577              --      56,192         --          --    16,563
                            1992           183,635       118,777              --      55,090     12,000          --        --

<F1>
Includes compensation amounts earned during the fiscal year but deferred under
401(k) plan (except for Mr. Davis, who did not participate) and amounts contributed under the Company's Senior Corporate Officers' Management Security
Plan (Mr. Davis, $7,467; Mr. Kufeldt, $9,632; Mr. McKellar, $9,905; Mr.
Walters, $12,900; and Mr. Winge, $8,494).
<F2>
Disclosure of "Other Annual Compensation" and "All Other Compensation" is not required for the fiscal year ended June 24, 1992. Merchandising contest awards for the
1993 fiscal year shown under Other Annual Compensation last year is included under All Other Compensation this year.
<F3>
Dividends are paid on restricted shares at the ordinary rate. Value is at grant date price of $44.875. The aggregate of restricted shares held and value at June 29, 1994, were: Mr. Davis, no shares; Mr. Kufeldt, 11,595 shares,
$505,832; Mr. McKellar, 8,447 shares, $368,500; Mr. Walters, 3,685 shares,
$160,758; and Mr. Winge, 3,685 shares, $160,758. These shares all vest, if at all, over a period of three fiscal years from grant, if certain performance goals are attained. The values above do not reflect the risk of forfeiture.
The number of shares exclude those which vested effective June 29, 1994, upon satisfaction of the performance goals, as set forth in footnote 1 to the table on Amount and Nature of Beneficial Ownership on page 5.
<F4>
Performance Unit Plan payments earned in fiscal year 1994 under the 1992 plan awards by performance during fiscal years 1992, 1993 and 1994, paid in early fiscal year 1995.
<F5>
Includes (a) Company contributions to the Company's Profit Sharing Plan of
$12,004 for each of the named officers; and (b) $4,620 each for Messrs.
Kufeldt and McKellar, $3,774 for Mr. Walters and $3,611 for Mr. Winge as
Company matching of officer's contribution to 401(k) Plan (Mr. Davis did not participate); and (c) $4,917 of merchandising contest awards and $3,000 of moving expenses for Mr. Walters and $6,305 of merchandising contest awards for
Mr. Winge. The Company does not have a defined benefit or actuarial pension plan.

Option Grants During the Fiscal Year Ended June 29, 1994 The following table sets forth all options to acquire shares of the Company's Common Stock granted to the named executive officers on June 22, 1994, relating to fiscal years ending after June 29, 1994.

                                Individual Grants <F1>                                 Potential realizable
- ---------------------------------------------------------------------------------      value at assumed annual
                                                                                       rates of stock price
                                                                                       appreciation for
                                                                                       option term <F2>
                                                                                       -----------------------
                        Number of
                        securities      Percent of total
                        underlying      options granted   Exercise or
                        options         to employees      base price    Expiration
Name                    granted (#)     in fiscal year    ($/Sh)        date <F3>      5% ($)     10% ($)
- ------------------------------------------------------------------------------------------------------------

A. Dano Davis                 --                 --             --             --          --           --
James Kufeldt             25,000              10.7%         44.875      1/15/2001     435,418    1,036,894
Charles H. McKellar       20,000               8.6%         44.875      1/15/2001     348,334      829,515
E. T. Walters             12,000               5.2%         44.875      1/15/2001     209,000      497,709
Charles E. Winge          12,000               5.2%         44.875      1/15/2001     209,000      497,709

<F1>
The exercise price was the market value of the Company's Common Stock on the date of grant. The grants were at the end of the 1994 fiscal year, but relate to performance during fiscal years 1995-2000. Options are exercisable as to one-half of the shares at the end of a full fiscal year in which the Company earns a Return on Equity, as defined, of 20% or more, and as to the other half, after the end of a second consecutive fiscal year during which such a return is earned, if the option was outstanding throughout the two consecutive fiscal years. The officer must remain employed during the option period, but the option may be exercised to the extent vested within three months after cessation of employment for any reason other than death, for which the period to exercise is one year.
<F2>
The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually. These amounts, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting requirements or termination of the options following termination of employment.
<F3>
Subject to shareholder approval, otherwise December 31, 1998.

Option Exercises and Fiscal Year-End Values

The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 29, 1994, and the number and value of unexercised options held by such executive officers at fiscal year end.

                                                   Number of Securities         Value of Unexercised
                      Shares          Value        Underlying Unexercised       in-the-Money
                      Acquired on     realized     Options at FY-End (#)        Options at FY-End ($)<F1>
                                                   -------------------------    -----------------------
Name                  exercise (#)      ($)        Exercisable Unexercisable    Exercisable Unexercisable
- ------------------    -----------     --------     ----------- -------------    ----------- -------------
A. Dano Davis                  --           --              --            --             --            --
James Kufeldt                  --           --          25,000        25,000         37,500            --
Charles H. McKellar            --           --          60,000        20,000        635,000            --
E. T. Walters                  --           --          36,000        12,000        381,000            --
Charles E. Winge               --           --          12,000        12,000         18,000            --

<F1> The closing price of the Company's Common Stock of $43.625 as reported on the New York Stock Exchange composite tape on June 29, 1994, less the exercise price was used in calculating the value of unexercised options. The exercise price is $28.50 per share for the presently exercisable options for 40,000 shares held by Mr. McKellar and for 24,000 shares held by Mr. Walters. The exercise price is $42.125 for the remainder of the presently exercisable options and $44.875 for all unexercisable options.

              LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

Performance Unit Plan. The restricted stock awards are listed in the table on page 7. The Long-Term Incentives also include the Company's Performance Unit Plan, a cash incentive plan. It is designed to reward senior managers for improvements in specified areas of Company performance over periods of three fiscal years. For the awards made at the end of fiscal year 1994 for the period of fiscal years 1995-97, goals were established at the beginning of the performance period. These goals are based upon a measure of return on invested capital for the restricted shares (all or none earned) and upon a matrix of the increase in identical store sales and average sales for stores over 35,000 square feet. No award is made for improvements that are at or less than the designated threshold. The performance unit grants outlined below, if earned, would be paid in early fiscal year 1998 for results in the 1995-97 performance period.

                                                 Estimated Future Payouts
                                             Under Non-Stock Price-Based Plans
                                             ---------------------------------
                  Number of
                 Performance    Performance
                    Units         Period     Threshold
                 Granted (#)      Covered       ($)    Target($)  Maximum($)
                 -----------    -----------  --------- --------   ----------
A. Dano Davis            --          --             --      --          --
James Kufeldt       118,942      1995-97            -- 118,942     178,413
Charles H.McKellar   86,658      1995-97            --  86,658     129,987
E. T. Walters        37,803      1995-97            --  37,803      56,705
Charles E. Winge     37,803      1995-97            --  37,803      56,705

                        REPORT ON EXECUTIVE COMPENSATION

The Company's Executive Officer Compensation Program has developed over the years and reflects the overall compensation philosophies of the Company and the Founding Brothers. The Company's Officer Compensation Program (the "Program") for fiscal year 1994 again incorporated recommendations of a consultant, design-ed to fairly compensate executives for their performance and contribution to the Company. Overall objectives are to motivate officers to achieve the Company's long and short-term performance goals and to reward them based in part upon performance of the team and in part upon their individual contributions to that performance; to motivate the executive officers to think and act as owners of the Company; to provide levels and forms of compensation to retain high performing executives; and to reinforce the planning and budgeting process of the Company for both short and long-term performance.

The Program includes three parts: (1) Base Compensation, designed to reflect the overall level of responsibility, the position's risk/reward profile, marketplace salary trends and the performance of the incumbent within the position; (2) Annual Incentive Compensation, a cash bonus with award opportunities tied to the position's potential contribution to Winn-Dixie's performance against predetermined performance goals, with a portion based upon the Company's performance and a portion based upon the performance of the primary area of responsibility of the executive, but with some discretionary portion to allow adjustments for extraordinary circumstances; and (3) Long-Term Incentive Compensation, based upon grants of restricted stock which pays dividends but does not vest unless and until certain performance requirements are met over a three-year period. The Long-Term Incentive plan also includes a performance unit plan, under which participants can earn a cash bonus based upon different three-year performance goals, currently related to improvements in certain retail location sales parameters.

In 1993 the Board of Directors established a Compensation Committee to establish the base salary and cash bonus targets and to approve recommendations of the other committees of long term compensation grants or awards, if any. This committee is also responsible for reviewing the salary and benefit structure of the Company with respect to its executive officers, including recommending specific actions concerning that structure to the Board and retaining outside consultants as deemed appropriate. The Long-Term Incentive awards are administered by the Long-Term Officer Compensation Committee. Additionally, as part of the long-term incentives, for members of the Executive Committee (presently proposed to be extended to division presidents and managers) there is a non-qualified stock option plan, administered by the Key Employee Stock Option Committee.

For the Chairman of the Board, who is also the Principal Executive Officer, and also for the President and Executive Vice President, the Program is weighted toward long-term compensation. For Regional Directors it is approximately equally weighted between long-term and annual compensation. The other executive officers' compensation weighted toward annual compensation.

The Chairman and Principal Executive Officer of the Company, Mr. A. Dano Davis (the "PEO") for the fiscal year ended June 29, 1994, received a base compen-sation increase of 3.5% from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in both the restrict-ed stock and performance unit aspects of the Long-term Incentive Plan of the Company for the past fiscal year. Had he participated, the grants made in June 1994 for fiscal years 1995 and later would have been in the amount of approximately $182,988 of value of restricted stock and a maximum performance unit payment of approximately $178,413. Additionally, the PEO does not participate in the Key Employee Stock Option Plan. Had he so participated, the PEO would have received an option to purchase 25,000 shares of Company common stock at $44.875, the market price at the date of grant. Under the concept of the Program, the PEO normally would participate in these plans, and if the PEO had participated in 1994, his compensation would have closely tracked that of the Company's President, Mr. James Kufeldt, as shown in the Summary Compensation Table on page 7.

Both salary increases and annual incentive awards are based in major part on the Company's financial performances for the fiscal years involved. The Company performance targets for cash bonuses for fiscal year 1994 were based upon sales volume and pre-tax return on sales and on the position held by each participating officer. The cash bonuses could range from 0 to 200% of "target" awards for specific performance goals. For the PEO, the target involved a matrix of increases in average store sales and earnings before income tax as a percentage of sales. For the fiscal year ended June 29, 1994, the compensation levels for the PEO and named executives were determined for both base compensation and cash bonus targets by the Compensation Committee in June 1993. The restricted stock and performance unit awards and performance goals, based upon increases in average customer order size and identical store sales increases for larger stores respectively, were established by the Compensation Committee upon recommendations of the Long-Term Officer Compensation Committee, composed of Messrs. A. Dano Davis and R. D. Davis. The long-term Key Employee Stock Option Committee, composed of A. Dano Davis and R. D. Davis, approved new grants for the 1995 fiscal year, as set forth under "Option Grants During the Fiscal Year Ended June 29, 1994," on page 8.

In June 1994, the Compensation Committee reviewed the performance of the Company and the effect of the matrix under the cash bonus program and placed a floor on the overall decrease in annual cash compensation (base salary and cash bonus combined) set as the same percentage as the Company percentage decrease in net profit before tax. The committee, with affected participants abstaining, determined that the matrix established at the end of the 1993 fiscal year was structured with too sharp of a drop at the lower end and would have resulted in average total compensation reductions of more than 30%. The targets had been very ambitious and were capped at the upper end but had no floor, which resulted in demoralizing results despite reasonably good sales results and net margins near the desired target range, because net earnings before taxes, one of the two matrix factors, had decreased due to a number of factors, including comparison against the 53-week prior fiscal year. Additionally, as contemplated under the plan structure, payments were authorized to partially adjust pay for individual officers, none of whom are in the five most highly compensated, whose pay plans were subjected to special circumstances such as unexpected competitive changes and position changes.

The Internal Revenue Code, as amended by the Omnibus Budget Reconciliation Act of 1993, has certain limitations on tax deductibility of compensation in excess of $1 million. Pay under performance-based variable compensation plans may be deductible if certain requirements are met, including the nature of the performance goals, composition of the committee establishing the goals and shareholder approval of the goals. The Compensation Committee is reviewing the Company's plans for the feasibility and desirability of compliance. Although the Company for a number of years has had performance-based compensation under the Long-Term Incentive Plan and the Key Employee Stock Option Plan, certain of the regulations may require annual approval after the fact or otherwise may not be desirable. The Compensation Committee will continue to weigh the desirability and methods of compliance.

This report is submitted by the following members of the Compensation Committee, Long-Term Officer Compensation Committee, and the Key Employee Stock Option Committee:

David F. Miller, Chairman of the Compensation Committee
Radford D. Lovett, Compensation Committee
Armando M. Codina, Compensation Committee
A. Dano Davis, Compensation Committee
               Key Employee Stock Option Committee
               Long-Term Officer Compensation Committee
James Kufeldt, Compensation Committee
Robert D. Davis, Key Employee Stock Option Committee
                 Long-Term Officer Compensation Committee

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee includes as members Mr. James Kufeldt, President of the Company, and Mr. A. Dano Davis, Chairman of the Board of Directors and Principal Executive Officer of the Company. The Chairman of the Committee, Mr. David F. Miller, and his son own controlling interests in PureIce of the South, Inc. and Quality Food Equipment Distributors. During the fiscal year 1994, the Company purchased ice and equipment in the amount of $899,900 from those companies. No executive officer of the Company served as a member of the compensation or equivalent committee of another entity, one of whose executive officers served on the Company's Compensation Committee; or as a director of another entity, one of whose executive officers served on the Company's Compensation Committee; or as a member of the compensation or equivalent committee of another entity one of whose executive officers served as a director of the Company.

                          Stock Performance Graph

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 29, 1994, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) index. The comparison assumes $100 was invested on June 28, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
AND THE S & P RETAIL (FOOD CHAINS) INDEX (1)

                      Measurement
                          Pt.      FYE      FYE      FYE      FYE      FYE
                        6/28/89  6/27/90  6/26/91  6/24/92  6/30/93  6/29/94
                        -------  -------  -------  -------  -------  -------
Winn-Dixie                 $100  $144.70  $166.82  $200.62  $256.48  $202.44
S&P Retail (Food Chains)   $100  $123.63  $138.38  $124.92  $155.88  $151.68
S&P 500 Index              $100  $116.49  $125.10  $141.88  $161.22  $162.84

Assumes Initial Investment of $100 and reinvestment of dividends
Note: Total Returns Based on Market Capitalization
Data and chart furnished by Zacks Investment Research, Inc.


(1)
Includes the following companies: RETAIL
(FOOD CHAINS)--Albertson's, American Stores, Bruno's, Inc., Giant Food Class A, Great A&P, Kroger and Winn-Dixie.


               INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

The American Heritage Life Insurance Company (the "Insurance Company") is a wholly-owned subsidiary of American Heritage Life Investment Corporation, of which Messrs. A. Dano Davis, Robert D. Davis and Radford D. Lovett are directors. During part of the fiscal year, the Company leased a store location from the Insurance Company (since sold by it) for a term expiring in 2004 at an annual base rental of $192,638 plus taxes, common area maintenance and the amount by which one percent of sales exceeds the base rent. During the fiscal year ended June 29, 1994, the Company paid $200,338 to the Insurance Company as lessor.

The Company is essentially self-insured for purposes of employee group life, medical, accident and sickness insurance, with the Insurance Company providing administrative services, expenses and stop loss coverage for medical and accident claims above $250,000 per individual. During the fiscal year ended June 29, 1994, the Company paid (i) $73,730,673 on behalf of its associates and certain retired officers and their insured dependents for medical and disability claims and (ii) $1,891,050 for death benefits, and the Insurance Company received $2,840,893 for administrative services, state premium taxes, expenses and the stop loss feature of the group medical and accident plan. The Insurance Company is also the carrier of the life insurance on certain present and former officers of the Company of which the Company is beneficiary, and the Company paid premiums aggregating $115,160 for such individual policies during fiscal year 1994. The Company also paid $4,852,909 in net premiums on life insurance policies and $7,104,137 in interest on policy loans to fund the corporate senior officers management security plan for 35 officers (including 23 executive officers) and a similar contributory plan for 553 other eligible key management personnel. The plans also provide benefits to former participants who have retired and beneficiaries of deceased participants.

In fiscal year 1994, the Insurance Company paid Mayo Clinic Jacksonville $8,325 and its affiliate St. Luke's Hospital $219,862, affiliates of Mr. Rider's employer, ultimately reimbursed by the Company under its group medical and accident plan.

During the fiscal year 1994, the Company purchased ice and equipment in the amount of $899,900 from entities in which Mr. Miller and his son own a controlling interest.

In fiscal year 1994, the Company received payments from D.D.I., Inc., a corporation controlled by the Davis Family, in the aggregate amount of $202,825 for group insurance, office rentals and related expenses, and legal services. The Company agreed to pay to Mr. A. D. Davis $75,000 annually for advisory services plus one-half medical and hospital expenses incurred in excess of medicare reimbursement until June 24, 1995, or earlier death or inability to furnish advisory services to the Company for reasons of health. For the fiscal year ended June 29, 1994, no payment was made for advisory services, but $101,782 was reimbursed for medical expenses.

                           AGREEMENT OF SHAREHOLDERS
                                     OF
                                 D.D.I., INC.

On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of August 15, 1994, owned 20,393,666 shares of Common Stock of the Company, is controlled by the Davis Family.

Subject to certain exceptions, the Agreement prohibits disposition of shares by a shareholder except with the written consent of DDI and all other shareholders. If any shareholder desires to make a disposition of shares of DDI, such person must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other shareholders. The Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition; and sets out procedures for establishing Fair Market Value, termination of the Agreement, selection of a Board of Directors of DDI; and increasing the capital surplus of DDI if necessary to purchase shares.

Shareholders who are parties to the Agreement include Messrs. A. D. Davis, the Estate of James E. Davis, the Estate of M. Austin Davis, Robert D. Davis, A. Dano Davis and T. Wayne Davis; spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis family members (including Eunice Davis McNeill, former spouse of Tine W. Davis, deceased), and corporations and other entities controlled by them.


                    PROPOSAL 2 -- APPROVAL OF AMENDMENT TO
                       KEY EMPLOYEE STOCK OPTION PLAN

On October 3, 1990, the Shareholders approved a Key Employee Stock Option Plan (the "Key Employee Plan") which permitted the granting of options covering up to an aggregate of 300,000 shares to eligible employees, who at the time such Options are granted, are serving as the President, the Executive Vice
President, the Financial Vice President or a Senior Vice President of the Company ("Eligible Employees"), at a price per share, in the case of each option granted, equal to the fair market value of the Company's Common Stock on the date such option is granted.

In June 1992 the Key Employee Plan was amended to (1) increase the number of authorized shares available for grant under the Plan to 500,000, (2) amend the definition in the Key Employee Plan of the Company's Common Stock to the Company's Common Stock as constituted October 31, 1990 recognizing a 1990 splitup of the stock, (3) provide that the option period shall end on December 31, 1998, as to options granted after June 1, 1992, and (4) revise the definition of "Eligible Employee" to include any member of the Executive Committee of the Company, other than the Chairman of the Board, adding two vice Presidents for a then total of nine "Eligible Employees."

On June 22, 1994, the Board of Directors approved amendments to the Key Employee Plan, subject to approval by the Shareholders, to revise the definition of "Eligible Employees" under the Plan to include the Division Presidents and Managers. At the present time there are 12 Division Presidents affected, for a present total of 21 Eligible Employees upon approval. Division Presidents are the executives directly responsible for obtaining the performance results of the domestic operating divisions. Additionally, the Board of Directors approved amendments (1) increasing the total number of shares available under the Plan to one million from 500,000 (of which 319,000 had been previously granted), (2) providing that the option performance period shall be up to the January 15 following the sixth fiscal year from grant, not later than January 15, 2011, and (3) limiting the number of shares for which options may be granted to an individual eligible employee to not more than one-half of the total authorized shares, presently 250,000 and 500,000 if the amendment is approved.

On June 22, 1994, options for an aggregate of 113,000 shares were granted at an exercise price of $44.875 per share to nine present "Eligible Employees" of the Company, including Messrs. Kufeldt, McKellar, Walters and Winge, who were granted options covering 25,000 shares, 20,000 shares, 12,000 shares and 12,000 shares, respectively. Subject to shareholder approval, 10,000 share grants were made to each of the twelve Division Presidents. All options granted June 22, 1994, not exercised under the Key Employee Plan, expire December 31, 1998, or if Proposal 2 is approved, on January 15, 2001. Tables further describing the number and value of the options are on page 8 above. Such options are exercisable only upon the fulfillment of the conditions described below under the caption "Description of Key Employee Plan."

Required Vote for Approval

If a majority of the outstanding shares of the Company's Common Stock vote in favor of the approval of the amendments to the Key Employee Plan, the same shall be deemed to have been approved by the Shareholders. In the event that the affirmative vote of a majority of such shares is not obtained, such amendments shall become null and void, the Key Employee Plan, as in effect prior to the amendments adopted on June 22, 1994, shall continue in full force and effect and the options granted to the Division Presidents shall be void.

The Board of Directors recommends a vote FOR Proposal 2.

Description of Key Employee Plan

A committee appointed by the Board of Directors may grant options at any time and from time to time to persons who are Eligible Employees for such number of shares (up to a maximum aggregate of 500,000 shares, to be increased to 1,000,000 shares by the proposed amendment) as the committee in its sole discretion deems advisable. The option price per share shall be the fair market value of the Company's Common Stock on the date on which the option is granted.

Each option shall become exercisable on and after such date as the committee shall determine, to the extent of 50% of the shares covered thereby, at any time after the end of a fiscal year of the Company for which the Company earned a Return on Capital (as defined) of 20% or more, if such option was outstanding throughout such fiscal year. Each option shall become exercisable as to the remaining 50% of the shares covered thereby at any time after the end of the second consecutive fiscal year of the Company in each of which two consecutive fiscal years the Company earned a Return on Capital of 20% or more, if such option was outstanding throughout such period of two consecutive years. Payment in full, in cash, is required for the shares to be purchased at the time of exercise of any option.

The maximum number of shares which may be sold pursuant to the Key Employee Plan, as well as the number of shares which may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and the like.

Options granted pursuant to the Key Employee Plan may not be sold, pledged, assigned or transferred by their holders otherwise than by will or the laws of descent and distribution and are exercisable, during their respective lifetimes, only by such holders.

The period within which each option granted under the Key Employee Plan shall be exercisable shall commence on such date as the committee shall determine and shall end on December 31, 1996, as to those granted prior to June 1, 1992, shall end on December 31, 1998, as to those granted after June 1, 1992, and shall end not later than the January 15 following the end of the sixth fiscal year after grant for those granted after June 1, 1994, if the amendments described above are approved by the Shareholders.

The Board of Directors has the power, among other things, to add to, amend or repeal any of the provisions of the Key Employee Plan, to suspend its operation for any period or to terminate it in whole or in part, but no such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding options to purchase shares of Common Stock in accordance with its provisions.

Unless authorized or ratified by the holders of a majority of the shares of Common Stock of the Company, no amendment to the Key Employee Plan shall become effective which shall (1) increase the aggregate number of shares available thereunder, (2) permit the granting of options to persons other than Eligible Employees, (3) decrease the minimum option price, or (4) extend the maximum period within which an option may be exercised to any date later than the January 15 following the end of the sixth fiscal year after grant.

Federal Income Tax Consequences

The following is a summary of the principal Federal income tax consequences generally applicable to options granted under the Key Employee Plan.

Options granted under the Key Employee Plan will not qualify as incentive stock options ("ISOs") within the meaning of Section 422A of the Code except to the extent that (i) the aggregate fair market value of stock with respect to which options are exercisable for the first time by any employee during any calendar year (under all plans of the employer) does not exceed $100,000, and (ii) such options are granted to an employee who (at the time the options are granted) does not own more than 10 percent of the total combined voting power of all classes of stock of the Company. The grant of an option under the Key Employee Plan will have no tax consequences for either the employee or the Company. However, there are proposals by the Financial Accounting Standards Board and others to require calculation of some charge against Company earnings for such options upon grant, although valuation methods continue to be debated.

Upon the exercise of an option which does not qualify as an ISO, the employee will realize ordinary income in an amount equal to the excess of the fair market value (on the date of exercise) of the shares acquired over the exercise price. [Employees who are subject to Section 16(b) of the Securities Exchange Act of 1934 who acquire shares pursuant to the exercise of an option which does not qualify as an ISO will realize ordinary income in an amount equal to the excess of the fair market value of the shares determined six months after the date of the exercise (rather than on the date of exercise) over the exercise price.] The Company will be entitled to a deduction in an amount equal to the amount included in ordinary income by the employee.

Upon the exercise of an option which qualifies as an ISO, the employee will not realize any income (except that the employee may be subject to the alternative minimum tax) and the Company will not be allowed any deduction.

The tax consequences to an employee upon disposition of shares acquired under the Key Employee Plan will depend upon how long the shares have been held and whether such shares were acquired upon exercise of an option that qualified as an ISO.

1.Dispositions of Shares Acquired upon Exercise of an Option which does not Qualify as an ISO. An employee who disposes of shares acquired upon exercise of an option which does not qualify as an ISO will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon disposition and the employee's tax basis in the shares (i.e., the exercise price plus the amount, if any, taxed as ordinary income upon the exercise). Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon the length of time between the exercise date and the date of disposition. The Company will not be entitled to a deduction upon such disposition.

2.Shares Acquired upon Exercise of an Option which Qualifies as an ISO -
  Dispositions Occurring Two Years or More after Date of Grant and One Year or More after Date of Exercise. An employee who acquires shares upon the exercise of an option which qualifies as an ISO and who then disposes of such shares
  (i) two years or more after the date such option was granted and (ii) one year or more after the date such option was exercised, will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon disposition and the employee's tax basis in the shares (i.e., the exercise price). The Company will not be entitled to a deduction upon such disposition.

3.Shares Acquired Upon the Exercise of an Option which Qualifies as an ISO -
  Dispositions Occurring within either Two Years of Date of Grant or One Year of Date of Exercise. An employee who acquires shares upon exercise of an option which qualifies as an ISO and who then disposes of such shares within either
  (i) two years of the date such option was granted or (ii) one year of the date such option was exercised, will realize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price or (b) the excess of the amount realized upon disposition over the exercise price. [Employees who are subject to Section 16(b) of the Securities Exchange Act of 1934 will realize ordinary income in an amount equal to the excess of the fair market value of the shares determined on the date they will no longer be subject to Section 16(b) with respect to a disposition of the shares acquired upon exercise (rather than on the date of exercise) over the exercise price or (b) the excess of the amount realized upon disposition over the exercise price.] In addition, the employee will recognize capital gain or loss in an amount equal to the difference between the amount realized upon disposition and the employee's tax basis in the shares (i.e., the exercise price plus the amount, if any, taxed as ordinary income). Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon the length of time between the exercise date and the date of disposition. The Company will be entitled to a deduction equal to the amount included by the employee in ordinary income.


          PROPOSAL 3 -- AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

Action is to be taken at the annual meeting with respect to the approval and ratification of an amendment adopted by the Board of Directors to amend the first sentence of Article Third of the Company's Restated Articles of Incorporation to increase the authorized total number of shares the Company may have outstanding at any time from 100,000,000 to 200,000,000, all of which shall be common stock, having a par value of $1.00 per share. The existing shares do not have preemptive rights.

At August 15, 1994, of the presently authorized 100,000,000 shares, the Company had 77,166,024 shares of common stock issued and outstanding, with 3,051,356 shares held as treasury shares. Approximately 478,000 shares of common stock are needed for issuance under the Key Employee Stock Option Plan if Proposal 2 is approved, or 358,000 shares otherwise. The proposed increase is to assure that an adequate supply of authorized unissued shares is available for general corporate needs, such as future stock dividends or splitups, raising additional capital or financing the acquisition of other business. There are currently no plans or arrangements relating to the issuance of any of the additional shares proposed to be authorized, which would be available for issuance without further action by the shareholders except as might be required by the Company's Restated Articles of Incorporation, bylaws or applicable law.

Under Article Third of the Restated Articles, the Board of Directors has the authority to issue such shares on such terms as it deems appropriate, subject to applicable law. The issuance of additional shares may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders. However, until the Board determines the specific use and price for such shares as may be issued, if any, the actual effect on the holders of the presently issued common stock cannot be ascertained. Similarly, the tax impact, if any, on the Company and existing shareholders cannot be determined until such determinations are made.

The issuance of additional shares of common stock by the Company also may potentially have an antitakeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management or directors or amendment of the Restated Articles of Incorporation. The Company has in place certain other provisions which have an antitakeover effect, including the classified board of directors and a requirement that special meetings of the stockholders requested by shareholders be on the request of not less than thirty percent of all votes entitled to be cast. However, the increase in authorized shares has not been proposed for an antitakeover-related purpose and the Board and management have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of its common stock.

The Board of Directors recommends a vote FOR Proposal 3.

               PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF
                     INDEPENDENT PUBLIC ACCOUNTANTS

Action is to be taken at the Annual Meeting with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company for the fiscal year commencing June 30, 1994. KPMG Peat Marwick LLP has been regularly employed by the Company for many years to examine its books and accounts, and for other purposes, for which services their customary fees have been paid.

Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 4.

                  SUBMISSION DATE FOR SHAREHOLDER PROPOSALS FOR
                             1995 ANNUAL MEETING

In order to be presented at the Company's 1995 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal office of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254, by May 5, 1995.

                                MISCELLANEOUS

The Company's audited financial statements and certain other financial information for its fiscal year ended June 29, 1994, are included as pages F-1 to F-17, inclusive, annexed to this Proxy Statement.

The Annual Report of the Company to its shareholders for such fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting.

As of the date of this Proxy Statement, Management does not know of any other matter which will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matter.

All shares represented by proxies sent to the Company to be voted at the Annual Meeting of Shareholders will be voted if received in time.

By Order of the Board of Directors

Wayne E. Ripley, Jr., Secretary

September 1, 1994

If you do not expect to be personally present at the meeting, please date, fill in and sign the enclosed proxy and return it promptly in the enclosed return envelope.

PAGE

                                  WINN-DIXIE STORES, INC.
                        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Selected Financial Data                                                   F-1

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                               F-2

Consolidated Financial Statements and Supplemental Data:

   Independent Auditors' Report                                           F-4

   Report of Management                                                   F-4

   Consolidated Statements of Earnings, Years ended June 29, 1994,
     June 30, 1993 and June 24, 1992                                      F-5

   Consolidated Balance Sheets, June 29, 1994 and June 30, 1993           F-6

   Consolidated Statements of Cash Flows, Years ended June 29, 1994,
     June 30, 1993 and June 24, 1992                                      F-7

   Consolidated Statements of Shareholders' Equity, Years ended
     June 29, 1994, June 30, 1993 and June 24, 1992                       F-8

   Notes to the Consolidated Financial Statements                         F-9

PAGE

                                                    SELECTED FINANCIAL DATA


                                                     1994       1993*    1992      1991      1990
                                                      Dollars in millions except per share data
 Sales
   Net sales                                    $   11,082    10,832    10,337    10,074     9,744
   Percent increase                                    2.3       4.8       2.6       3.4       6.5
   Average annual sales per store               $      9.6       9.4       8.7       8.3       8.0
 Earnings Summary
   Gross profit                                 $    2,534     2,446     2,360     2,261     2,127
     Percent of sales                                 22.9      22.6      22.8      22.4      21.8
   LIFO charge (credit)                         $       (2)        1       (11)        9        18
   Operating and administrative expenses        $    2,270     2,197     2,137     2,100     2,005
     Percent of sales                                 20.5      20.3      20.7      20.8      20.6
   Earnings before income taxes and
     cumulative effect of change
     in accounting principle                    $      348       364       328       259       224
   Earnings before effect of change
     in accounting principle                    $      216       236       216       171       153
     Per share                                  $     2.90      3.11      2.82      2.20      1.93
   Net earnings                                 $      216       236       196       171       153
     Per share                                  $     2.90      3.11      2.55      2.20      1.93
   Percent of net earnings to:
     Sales                                             2.0       2.2       1.9       1.7       1.6
     Average equity                                   21.2      24.4      21.6      20.4      19.1

   Dividends
     Dividends paid                             $    107.4     100.5      92.0      84.1      77.9
     Percent of net earnings                          49.7      42.5      46.9      49.2      51.1
     Per share (present rate $156)              $     1.44      1.32      1.20      1.08      0.99
   Common Stock  (WIN)
     Total shares outstanding (000,000)               74.2      75.0      76.9      77.1      78.3
               NYSE-Stock price range
               Common - High                    $    67.75     79.75     44.63     41.25     34.06
                        Low                     $    43.50     41.63     34.63     29.00     24.00

   Financial Data
     Cash flow information:
        Net cash provided by
          operating activities                  $    436.3     213.0     338.3     190.8     316.2
         Net cash used in investing activities  $    214.7      81.4     216.9      55.1     214.6
     Net cash used in financing activities      $    212.4     128.7     109.2     135.8     125.2
     Capital expenditures, net                  $    277.7     194.8     164.5     154.7     114.1
     Depreciation and amortization              $    157.4     141.1     126.9     113.4     118.1
     Working capital                            $    488.0     544.7     550.8     435.8     426.4
     Current ratio                                     1.6       1.6       1.7       1.6       1.6
     Total assets                               $    2,147     2,063     1,977     1,817     1,733
     Obligations under capital leases           $       85        87        90        97        83
     Shareholders' equity                       $    1,057       985       952       860       813
     Book value per share                       $    14.26     13.14     12.39     11.15     10.39
   Stores
     At year - end - In operation                    1,159     1,151     1,189     1,207     1,217
     Opened and acquired during year                    60        40        35        46        42
     Closed or sold during year                         66        78        53        56        54
     Remodeled or enlarged during year                  87        73        65        54        33
     New / remodeled / enlarged -
        in last five years                             535       475       464       481       514
     Year - end retail square footage (000,000)       40.7      39.0      38.6      37.9      37.0
     Average store size at year - end (000)           35.1      33.9      32.4      31.4      30.4
   Other Year-end Data
     Associates (000)                                  112       105       102       106       101
     Shareholders accounts (000)                      39.5      41.4      42.8      39.4      33.6
     Shareholders per store                             34        36        36        33        28
   Taxes
     Federal, state and local                   $      261       255       233       207       186
     Per share                                  $     3.50      3.35      3.04      2.65      2.35

 * 53 Weeks

                                                F-1

PAGE

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Results of Operations.

  Sales for 1994 amounted to $11.1 billion, an increase of 2.3% over 1993, a 53 week year. On a comparable 52 week year basis, the sales increase would have been 4.3%. The change in comparable store sales amounted to 2.0%, 2.8% and 1.8% for each of the last three fiscal years. Comparable store sales for 1994 reflect the softness in the retail food industry due to a weak economy throughout the year and increased competitive activity in our trade area. The Company operated 1,159, 1,151 and 1,189 retail stores with 40.7 million, 39.0 million and 38.6 million square feet at the end of fiscal year 1994, 1993 and 1992, respectively.

   In fiscal year 1994, the Company opened and acquired 60 stores averaging 43,500 square feet, enlarged or remodeled 87 stores and closed 66 stores, averaging 26,300 square feet.

  As a percent of sales, gross profit margins were 22.9%, 22.6% and 22.8% in fiscal 1994, 1993 and 1992, respectively. The increase in gross profit margins is a result of our computer-assisted merchandise acquisition systems and our forward-buy purchasing programs. Approximately 92% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a $2.0 million pre-tax increase in gross profit in 1994, a pre-tax decrease in gross profit of $0.5 million in 1993 and a pre-tax increase in gross profit of $10.8 million in 1992.

  Operating and administrative expenses, as a percent of sales, were 20.5%, 20.3% and 20.7% in fiscal 1994, 1993 and 1992, respectively.
Our major increases in operating and administrative expenses are depreciation, payroll and occupancy costs.

  Cash discounts and other income amounted to $98.1 million, $132.4 million and $119.4 million in 1994, 1993 and 1992, respectively.
Gains (losses) on the sales of securities and other assets amounted to $(3.2) million in 1994, $4.5 million in 1993 and $3.8 million in 1992. Investment income amounted to $4.0 million, $8.4 million and $10.0 million in fiscal 1994, 1993 and 1992, respectively. The decrease in 1994 was due to a reduction in financial income, including the elimination of dividends from our Bahamas subsidiary.

  Interest expense totaled $14.3 million, $18.1 million and $15.1 million in fiscal 1994, 1993 and 1992, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations. The 1994 decrease in other interest expense is due to a decrease in short-term borrowings.

  Earnings before income taxes and cumulative effect of change in accounting principle were $348.5 million, $363.7 million and $328.0 million in fiscal 1994, 1993 and 1992, respectively. The decrease in pre-tax earnings is primarily a result of the decrease in cash discounts and other income. The effective income tax rates were 38.0%, 35.0% and 34.0% for fiscal 1994, 1993 and 1992, respectively.

  Earnings before cumulative effect of change in accounting principle were $216.1 million, or $2.90 per share in 1994, $236.4 million, or $3.11 per share in 1993 and $216.4 million, or $2.82 per share in 1992.

  In June 1992, we adopted the Financial Accounting Standards Board
(FASB) Statement Number 109, "Accounting for Income Taxes." This change in accounting policy resulted in a non-cash charge to the net earnings of the Company in the amount of $20.5 million, or $0.27 per share in 1992.

  Net earnings amounted to $216.1 million, or $2.90 per share for 1994, $236.4 million, or $3.11 per share for 1993 and $195.9 million, or $2.55 per share for 1992. The LIFO calculations increased net earnings by $1.1 million, or $0.01 per share in 1994, decreased earnings by $0.3 million, or $0.00 per share for 1993 and increased net earnings by $7.1 million, or $0.09 per share for 1992.

                                     F-2
PAGE

Liquidity and Capital Resources.

  The Company's financial condition remains very sound and very strong. Cash and cash equivalents and short-term investments amounted to $31.5 million at year-end. Cash provided by operating activities amounted to $436.3 million in 1994, $213.0 million in 1993 and $338.3 million in 1992.

  Net capital expenditures totaled $277.7 million, compared to $194.8 million for the previous year. These expenditures were for new store locations, store enlargements and remodelings, the expansion of a warehouse facility and a new manufacturing facility. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $525 million in 1994 and projected to be $600 million in 1995. The Company has no material construction or purchase commitments outstanding as of June 29, 1994.

  Working capital amounted to $488.0 million, $544.7 million and $550.8 million for 1994, 1993 and 1992, respectively. Inventories on a FIFO (first-in, first-out) basis increased $15.4 million, primarily due to the increase in the number of stores and our store enlargement program.

  The Company has an authorized $200 million commercial paper program. In support of these programs, or as an independent source of funds, the Company also has $250 million of short-term lines of credit. These lines of credit are available at any time during the year and are renewable on an annual basis. There was $9.5 million borrowed against the bank lines of credit at the end of 1994. There was $80.0 million in commercial paper outstanding at the end of 1993.

  Excluding capital lease obligations, the Company had no outstanding long-term debt as of June 29, 1994 or June 30, 1993.

  The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company.

  The Company has been notified as one of the many Potentially Responsible Parties by the Environmental Protection Agency with respect to the clean up of hazardous wastes at five Superfund sites and two additional sites. The Company is in the process of determining the potential liability and the most cost-effective way to clean up such sites. The Company believes its ultimate liability as to these environmental matters will not necessitate significant capital outlays, will not materially affect the annual earnings of the Company, nor cause material changes in the Company's business.


Impact of Inflation.

  Inflation in food prices continues to be lower than the overall increase in the Consumer Price Index. Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies and, to the extent permitted by our competition, through improved gross profit margins.

                                F-3
PAGE

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

  We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 29, 1994 and June 30, 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 29, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 29, 1994 and June 30, 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended June 29, 1994, in conformity with generally accepted accounting principles.




                                             KPMG  Peat Marwick LLP
                                          Certified Public Accountants
Jacksonville, Florida
August 1, 1994

                              REPORT OF MANAGEMENT

  The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

  Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the retail and manufacturing divisions of the Company.

  The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.




  A. Dano Davis                      R. P McCook
  Chairman of the Board              Financial Vice President
  and Principal Executive Officer    and Principal Financial Officer


                              F-4
PAGE

                               CONSOLIDATED STATEMENTS OF EARNINGS
                       Years ended June 29, 1994, June 30, 1993 and June 24, 1992

                                                      1994        1993*        1992
                                           Amounts in thousands except per share data

Net sales                                        $ 11,082,169  10,831,535  10,337,341
Cost of sales, including warehousing and
    delivery expense                                8,547,681   8,385,412   7,976,843
      Gross profit on sales                         2,534,488   2,446,123   2,360,498
Operating and administrative expenses               2,269,803   2,196,721   2,136,850
      Operating income                                264,685     249,402     223,648
Cash discounts and other income, net                   98,085     132,398     119,390
                                                      362,770     381,800     343,038
Interest:
    Interest on capital lease obligations              11,285      11,571      11,768
    Other interest                                      2,986       6,560       3,291
      Total interest                                   14,271      18,131      15,059
Earnings before income taxes and cumulative
    effect of change in accounting principle          348,499     363,669     327,979
Income taxes                                          132,382     127,284     111,560
Earnings before cumulative effect of change in
    accounting  principle                             216,117     236,385     216,419
Cumulative effect of change in
    accounting principle for income taxes                   -           -     (20,485)
Net earnings                                     $    216,117     236,385     195,934

Earnings per share:
    Earnings before cumulative effect of
      change in accounting principle             $       2.90        3.11        2.82
    Cumulative effect of change in
      accounting principle for income taxes                 -           -       (0.27)
    Net earnings                                 $       2.90        3.11        2.55

 * 53 Weeks
See accompanying notes to consolidated financial statements.

                                                F - 5
PAGE

                                     CONSOLIDATED BALANCE SHEETS
                                   June 29, 1994 and June 30, 1993


                                                                1994        1993
Assets                                                      Amounts in thousands

Current Assets:
  Cash and cash equivalents                            $      31,451      22,302
  Short - term investments                                         -      85,482
                                                              31,451     107,784

  Trade and other receivables, less allowance
    for doubtful items of $834,000
    ($732,000 in 1993)                                       171,854     162,590
  Associate stock loans                                        1,776       4,647
  Merchandise inventories at lower of cost or
    market less LIFO reserve of $205,172,000
    ($207,201,000 in 1993)                                 1,058,883   1,041,451
  Prepaid expenses                                            97,220      96,728
    Total current assets                                   1,361,184   1,413,200

Investments and other assets:
  Cash surrender value of life insurance, net                 25,094      10,053
  Other assets                                                12,493       4,990
    Total investments and other assets                        37,587      15,043


Deferred income taxes                                         41,024      47,684
Net property, plant and equipment                            706,779     586,633
                                                       $   2,146,574   2,062,560

Liabilities and Shareholders' Equity

Current Liabilities:
  Accounts payable                                     $     516,806     493,190
  Short-term borrowings                                        9,500      80,000
  Reserve for insurance claims and self-insurance             60,510      65,134
  Accrued wages and salaries                                  68,238      66,821
  Accrued rent                                                58,313      57,557
  Accrued expenses                                           126,550      84,893
  Current obligations under capital leases                     3,462       2,989
  Income taxes                                                29,787      17,962
    Total current liabilities                                873,166     868,546
Obligations under capital leases                              85,374      87,153
Defined benefit plan                                          22,852      19,454
Reserve for insurance claims and self-insurance              105,417     100,169
Other liabilities                                              2,304       2,273

Shareholders' equity:
  Common stock of $1 par value  Authorized 100,000,000
    shares; issued 74,176,356 shares in 1994 and
    74,955,846 shares in 1993                                 74,176      74,956
  Retained earnings                                          983,285     910,009
    Total shareholders' equity                             1,057,461     984,965
Commitments and contingent liabilities (Note 10)
                                                       $   2,146,574   2,062,560

See accompanying notes to consolidated financial statements.

                                  F-6
PAGE

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                Years ended June 29, 1994, June 30, 1993 and June 24, 1992

                                                               1994    1993*      1992
                                                                Amounts in thousands
Cash flows from operating activities:
 Net earnings                                           $   216,117   236,385   195,934
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
   Depreciation and amortization                            157,392   141,136   126,884
   Cumulative effect of a change in
     accounting principle for income taxes                        -         -    20,485
   Deferred income taxes                                      4,414    10,406   (16,231)
   Defined benefit plan                                       3,398     3,239     3,047
   Reserve for insurance claims and self- insurance             624    (2,303)    9,260
   Change in cash from:
     Receivables                                             (9,264)  (45,567)  (25,217)
     Merchandise inventories                                (17,432)  (80,673)  (23,923)
     Prepaid expenses                                         1,754   (19,394)  (13,900)
     Accounts payable                                        23,616    61,942     2,684
     Income taxes                                            11,825   (27,956)   13,994
     Other current accrued expenses                          43,830   (64,258)   45,292
       Net cash provided by operating activities            436,274   212,957   338,309

Cash flows from investing activities:
 Purchases of property, plant and equipment, net           (277,657) (194,786) (164,452)
 Decrease (increase) in investments and other assets         62,938   113,397   (52,444)
  Net cash used in investing activities                    (214,719)  (81,389) (216,896)

Cash flows from financing activities:
 Increase (decrease) in short-term borrowings               (70,500)   80,000          -
 Payments on capital lease obligations                       (3,122)   (2,648)   (3,010)
 Purchase of common stock                                   (39,993) (123,316)  (32,122)
 Proceeds of sales under associates' stock
  purchase plan                                               2,871     6,691    18,146
 Dividends paid                                            (107,384) (100,518)  (91,989)
 Other                                                        5,722    11,059      (203)
  Net cash used in financing activities                    (212,406) (128,732) (109,178)

Increase  in  cash  and cash  equivalents                     9,149     2,836    12,235
Cash and cash  equivalents at the beginning of the year      22,302    19,466     7,231
Cash and cash equivalents at end of year                $    31,451    22,302    19,466

Supplemental cash flow information:
 Interest paid                                          $    15,366    14,546    12,017
 Interest and dividends received                        $     4,059    15,258    14,002
 Income taxes paid                                      $   115,788   138,576   114,221

  * 53 Weeks
 See accompanying notes to consolidated financial statements.

                                                        F-7
PAGE

                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                Years ended June 29, 1994, June 30, 1993 and June 24, 1992

                                                                1994     1993*       1992
                                                          Amounts in thousands
 Common stock:
  Beginning of year                                      $    74,956     76,851     77,129
  Add par value of shares issued for associate stock
   purchase plan and management incentive plan                    19         97        587
  Deduct par value of common stock acquired                      799      1,992        865

  End of year                                                 74,176     74,956     76,851

 Retained earnings:
  Beginning of year                                          910,009    875,328    782,897
  Net earnings                                               216,117    236,385    195,934
  Deduct excess of cost over par value of common
   stock acquired                                             39,194    121,324     31,257
  Deduct cash dividends on common stock of $1.44,
   $1.32 and $1.20 per share in 1994, 1993 and 1992,
     respectively                                            107,384    100,518     91,989
  Consolidation of Bahamas subsidiary                              -     17,509          -
  Add excess of cost over par value of shares issued for
   associate stock purchase plan and management
   incentive plan                                              3,792      2,697     19,743
  Deduct other                                                    55         68          -
  End of year                                                983,285    910,009    875,328

 Total shareholders' equity                              $ 1,057,461    984,965    952,179

   * 53 Weeks
 See accompanying notes to consolidated financial statements.

                                                          F-8
PAGE

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Summary of Significant Accounting Policies.

  (a) Fiscal Year: The fiscal year ends on the last Wednesday in June. The fiscal year ended 1994 comprised 52 weeks, fiscal year 1993 comprised 53 weeks and fiscal year 1992 comprised 52 weeks.

  (b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in the southeastern and southwestern United States and the Bahamas Islands. Effective June 30, 1993, the Company consolidated its Bahamas statements of earnings in accordance with generally accepted accounting principles. This investment had previously been accounted for using the cost method. The retroactive consolidation of the Bahamas operating results did not have a significant impact on the statements of earnings for all years presented. Accordingly, the 1993 and prior statements of earnings have not been restated and the previously unrecorded earnings have been recorded directly to retained earnings.

  (c) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

  (d) Short-Term Investments: Short-term investments consist of highly liquid investments with a maturity of more than three months when purchased. The Company uses these short-term investments in its cash management program. Short-term investments are stated at cost plus accrued interest, which approximates market.

  (e) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 92% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing and produce inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

  (f) Fair Value of Financial Instruments: The carrying amount of the following financial instruments approximates fair value because of their short-term maturity: cash and cash equivalents; short-term investments; trade and other receivables; short-term borrowings; accounts payable and other accruals. See note 6 (b) for information on interest rate swap agreements.

  (g) Income Taxes: In the fourth quarter of 1992, the Company adopted Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes" (Statement No. 109), which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The cumulative effect of the change in method of accounting has been reported in the 1992 consolidated statement of earnings.


  (h) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation, and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000,000 for automobile and general liability, $1,000,000 for workers' compensation, $500,000 for property loss, other than windstorm and flood, and $5,000,000 for damage due to windstorm and flood. The Company is insured for insurance costs in excess of these limits.

  (i) Depreciation and Amortization: Depreciation of plant and equipment, which is stated at historical cost, is provided over the estimated useful lives by the straight-line method or by methods that produce results similar to the straight-line method. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

                                  F-9
PAGE

  (j) Store Opening Costs: The costs of opening new stores are charged to earnings in the year incurred.

  (k) Earnings Per Share: The number of shares used in the calculation for 1994, 1993 and 1992 amounted to 74,644,036, 76,119,152 and
      76,805,335, respectively, which is the weighted average number of shares of common stock outstanding during each year.


2.Accounts Receivable.

  Accounts receivable at year-end were as follows:

                                           1994            1993
                                          Amounts in thousands
  Trade and other receivables            $52,797          69,222
  Construction advances                  119,891          94,100
                                         172,688         163,322
  Less: Allowance for doubtful items         834             732
                                     $   171,854         162,590


3.Inventories.

  At June 29, 1994, inventories valued by the LIFO method would have been $205,172,000 higher ($207,201,000 higher at June 30, 1993) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used for the year ended June 29, 1994, reported net earnings would have been $1,088,000 or $0.01 per share lower ($326,000 or $0.00 per share higher in 1993 and $7,113,000 or $0.09 per share lower in 1992).

4.Property, Plant and Equipment.

  Property, plant and equipment consists of the following:

                                                      1994             1993
                                                      Amounts in thousands
Land                                           $      2,724          2,733
Buildings                                            23,949         25,825
Furniture, fixtures, machinery and equipment      1,537,928      1,431,596
Transportation equipment                            104,914        100,045
Improvements to leased premises                     267,333        230,494
Construction in progress                             45,329         32,770
                                                  1,982,177      1,823,463
Less: Accumulated depreciation and amortization   1,342,474      1,305,756
                                                    639,703        517,707

Leased property under capital leaes, less
 accumulated amortization of
 $41,429,000 ($39,697,000 in 1993)                   67,076         68,926

Net property, plant and equipment                $  706,779        586,633


  The Company had non-cash additions to leased property of $10.3 million, $1.4 million and $2.9 million for 1994, 1993 and 1992, respectively.


5.Income Taxes.

  As discussed in Note 1(g), the Company adopted Statement No. 109 as of June 27, 1991. The cumulative effect of this change in accounting for income taxes of $20,485,000 was determined as of June 27, 1991 and is reported separately in the consolidated statement of earnings for the year ended June 24, 1992. The cumulative effect of applying Statement No. 109 reduced earnings for 1992, which resulted from reducing the net deferred tax assets previously recorded for decreases in the historical
  tax rates.   This accounting change had no impact on the cash flows of
  the Company. The accounting change did not have a significant impact on the 1992 provision for income taxes.

                                  F-10
PAGE

  The provision for income taxes consisted of:

                                Current     Deferred      Total
                                   Amounts in  thousands
1994
       Federal               $  108,163         (217)    107,946
       State                     19,805        4,631      24,436
                             $  127,968        4,414     132,382


1993
       Federal               $  104,006        7,808     111,814
       State                     12,872        2,598      15,470
                             $  116,878       10,406     127,284

1992
       Federal               $  119,006      (16,602)    102,404
       State                      8,785          371       9,156
                             $  127,791      (16,231)    111,560



The following reconciles the above provision to the Federal statutory income tax rate:

                                        1994     1993    1992

Federal statutory income tax rate       35.0 %   34.0    34.0
State and local income taxes, net of
    federal income tax benefits          3.8      2.9     2.4
Other tax credits                       (1.1)    (0.6)   (1.8)
Other, net                               0.3     (1.3)   (0.6)
                                        38.0 %   35.0    34.0


The retroactive increase in the federal corporate income tax rate from 34% to 35%, enacted on August 10, 1993 and effective on January 1, 1993, resulted in additional income tax expense in fiscal 1994. This increase in income tax expense was offset by an increase in prepaid income taxes resulting from the federal corporate income tax rate increase as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 29, 1994, June 30, 1993 and June 24, 1992 are presented below:


                                                       1994      1993      1992
                                                   Amounts in thousands

Deferred tax assets:
 Reserve for insurance claims and self-insurance  $  61,766    62,264    64,060
 Estimated loss on assets                               372         -     5,097
 Reserve for vacant store leases                     11,248     8,971    10,996
 Unearned promotional allowance                       3,909     7,608     3,325
 Reserve for accrued vacations                        8,021     8,133     7,701
 State net operating loss carryforwards               6,683    10,190    12,652
 Excess of tax over book depreciation                 9,283     9,406     9,475
 Excess of book over tax rent expense                   902     3,814     5,345
 Excess of  book over tax retirement expense          7,127     6,202     5,318
 Uniform capitalization of inventory                  4,418     4,080     4,160
 Other, net                                          13,034    12,369    13,323
  Total gross deferred tax assets                   126,763   133,037   141,452
  Less: Valuation allowance                           6,325     6,406     6,403
  Net deferred tax assets                           120,438   126,631   135,049
Deferred tax liabilities:
 Excess of book over tax depreciation                (8,811)   (6,879)   (6,694)
 Bahamas subsidiary foreign earnings                 (9,375)   (8,967)        -
 Other, net                                          (4,753)   (8,872)   (7,069)
  Total gross deferred tax liabilities              (22,939)  (24,718)  (13,763)
  Net deferred tax assets                         $  97,499   101,913   121,286

                                  F-11
PAGE

As discussed in Note 1 (b), the Company consolidated its Bahamas operations effective June 30, 1993. The previously unrecorded earnings (net of deferred income tax liability of $8,967,000) were recorded directly to retained earnings.

The valuation allowance for deferred tax assets as of June 27, 1991 was $6,932,000.

Current deferred income taxes of $56,475,000 and $54,229,000 for 1994 and 1993, respectively, are included in the prepaid expenses in the accompanying consolidated balance sheets.

The Company believes the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

6.Financing.

 (a) Credit Arrangements: The Company has available a $200 million Commercial Paper Program. As of June 29, 1994, there were no amounts outstanding as compared to $80.0 million outstanding on June 30, 1993. The Company also has short-term lines of credit totaling $250 million. The lines of credit are available when needed during the year and are renewable on an annual basis. The Company is not required to maintain compensating bank balances in connection with these lines of credit. As of June 29, 1994 there was $9.5 million outstanding under these bank lines of credit. On June 30, 1993, there was no amount outstanding under these bank lines of credit.


 (b) Interest Rate Swap: The Company has entered into interest rate swap agreements to reduce the impact of changes in rental payments which are indexed to interest rate changes. At June 29, 1994, the Company had outstanding two interest rate swap agreements, having a notional principal amount of $50 million each, with an investment bank. These agreements effectively change the Company's exposure on its leased real estate with floating rental payments to fixed rental payments based on an 8.0% interest rate. The interest rate swap agreements mature in June, 1996 and June, 1998. The Company is exposed to credit loss in the event of nonperformance by the other party to these interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterpart.

     Since current short-term interest rates are significantly below the 8% rate of these contracts at June 29, 1994, the estimated negative value of these swaps was approximately $6.6 million.

7.Common Stock.

  The Company has a stock purchase plan in effect for associates. Under the terms of the Plan, the Company may grant options to associates to purchase shares of the Company's common stock at a price at least 85% of the fair market value at the date of grant. During fiscal year 1992, 556,224 shares of common stock were sold to associates at an aggregate price of $19,189,728. There are 868,110 shares of the Company's common stock available for the grant of options under the Plan.

8.Stock Options.

  Under the Company's Key Employee Stock Option Plan adopted by the Board of Directors on January 4, 1990 and approved by the shareholders on October 3, 1990, options to acquire up to 300,000 shares of common stock may be granted to key employees at market. On January 24, 1990, options for 206,000 shares were granted at an exercise price of $28.50 per share. Of the options granted, 103,000 became exercisable on June 26, 1991 and 103,000 became exercisable on June 24, 1992. Options under this plan expire on December 31, 1996.

  On October 7, 1992, the shareholders approved an amendment to the Company's Key Employee Stock Option Plan to increase the number of shares of common stock available for issuance to 500,000 shares. Under this plan adopted by the Board of Directors on June 22, 1992, options to acquire 113,000 shares of common stock were granted to key employees at an exercise price of $42.125 per share. Of the options granted, 56,500 became exercisable on June 30, 1993. The remaining 56,500 became exercisable on June 29, 1994. Options under this plan expire on December 31, 1998.

                                  F-12
PAGE

  On June 22, 1994, the Board of Directors, subject to shareholders approval, adopted an amendment to the Company's Key Employee Stock Option Plan to increase the number of shares of common stock available for issuance to 1,000,000 shares. Under this plan, options to acquire 233,000 shares at an exercise price of $44.875 per share were granted to key employees. Of the options granted, 116,500 shares are not exercisable before June 28, 1995 and the remaining 116,500 shares are not exercisable before June 27, 1996, if earned. These options expire on January 15, 2001.

  Changes in options under these plans during the years ended June 29, 1994, June 30, 1993 and June 24, 1992 were as follows:

                                        Number of    Option Price
                                          Shares      Per Share
  Outstanding - June 26, 1991            206,000       $28.500
  Granted                                      -
  Exercised                                    -
  Canceled                                     -
  Outstanding - June 24, 1992            206,000       $28.500
  Granted                                113,000       $42.125
  Exercised                              (74,000)      $28.500
  Canceled                                     -
  Outstanding - June 30, 1993            245,000       $28.500-42.125
  Granted                                233,000       $44.875
  Exercised                                    -
  Canceled                                     -
  Outstanding - June 29, 1994            478,000       $28.500-44.875
  Exercisble    - June 29, 1994          245,000       $28.500-44.875
  Shares available for additional grant  448,000


9. Leases.

  (a) Leasing Arrangements: There were 1,353 leases in effect on store locations and other properties at June 29, 1994. Of these 1,353 leases, 70 store leases and 3 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next thirty years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

      The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a per-centage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

  (b) Leases: The following is an analysis of the leased property under capital leases by major classes:

                                           Asset balances at
                                      June 29, 1994   June 30, 1993
                                           Amounts in thousands
Store facilities                        $  82,844          80,265
Warehouses and manufacturing facilities    25,661          28,358
                                          108,505         108,623
Less: Accumulated amortization             41,429          39,697
                                        $  67,076          68,926

                                  F-13
PAGE

The following is a schedule by year of future minimum lease
payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 29,
1994:
                                                Capital         Operating
                                                 Amounts in thousands
   Fiscal Year:
        1995                                 $    15,230           200,868
        1996                                      15,088           195,906
        1997                                      14,719           191,798
        1998                                      14,162           186,976
        1999                                      13,711           181,838
        Later years                              129,514         1,540,703
  Total minimum lease payments                   202,424         2,498,089

  Less: Amount representing estimated
        taxes, maintenance and insurance
        costs included in total minimum
        lease payments                             5,714
  Net minimum lease payments                     196,710
  Less:   Amount representing interest           107,874
  Present value of net minimum lease payments $   88,836


Rental payments under operating leases including, where applicable, real estate taxes and other expenses are as follows:

                            1994            1993            1992
                                    Amounts in thousands
  Minimum rentals $       190,830         187,055         179,655
  Contingent rentals        3,352           4,282           4,257
                  $       194,182         191,337         183,912


10. Commitments and Contingent Liabilities.

  (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit-sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $54,212,000, $54,985,000 and $49,989,000 in 1994, 1993 and 1992,
      respectively.

      In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group constitutes 251 associates.
      This group of retirees bear the entire costs of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

  (b) Defined Benefit Plan:  The Company has a Management Security Plan
      (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 588 qualified associates of the Company. Total MSP cost charged to operations was $4,557,000, $3,992,000 and $3,868,000 in 1994, 1993 and 1992,
      respectively. The projected benefit obligation at June 29, 1994 was approximately $30,076,000. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 1994, 1993 and 1992.

      Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP pay-ments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $137,640,000 and $130,296,000 at June 29, 1994 and June 30, 1993,
      respectively.

      The Company holds life insurance on a broad-based group of qualified associates. These insurance policies are shown on the balance sheet at their cash surrender value, net of policy loans aggregating $216,591,000 at June 29, 1994.

                                  F-14
PAGE

  (c) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws.

      The U.S. Environmental Protection Agency has notified the Company that it is one of the many potentially responsible parties (PRPs) for cleanup of two designated Superfund sites located in Tampa, Florida, three such sites in Jacksonville (2 related sites) and one site in Madison, Florida. The Company may be a PRP for cleanup of one non-Superfund site in Tarrant County, Texas. Although cleanup costs are believed to be substantial, accurate estimates will not be available until studies have been completed at the sites.

      The Company has entered into orders by consent with numerous other PRPs to conduct studies and do cleanup for three of the
      Superfund sites and is negotiating an agreement with PRPs who are under an order at another Superfund site to determine the most
      cost-effective way to clean up such sites.   Although under federal
      statutes the Company is jointly and severally liable for cleanup costs at each location, the Company's share of total costs is estimated not to exceed $350,000 for four of the Superfund sites and the Texas site. The Company believes it is not a responsible party for cleanup of the Madison, Florida, and Tarrant County, Texas, sites and has no estimate of costs for those matters. Other than these two and the New Mexico site mentioned below, these involve wastes the Company paid to be properly disposed, and were mishandled by disposal companies or public disposal sites.

      At one of the Tampa sites, the Company is one of 14 parties named as respondents in a Unilateral Administrative Order for Remedial Design and Remedial Action under 47 U.S.C. Section 9606(a) relating to a disposal site formerly operated by Hillsborough County, Florida. The parties are ordered to operate, maintain and monitor a water cleaning system and perform Remedial Design for the site. The costs to the Company are estimated at $150,000 in fiscal year 1994 with substantial credits for this year, with additional annual costs for an indefinite period thereafter.

      The Company is also involved in the cleanup of a fuel tank leak at a New Mexico site formerly owned by it. The cleanup costs are to be prorated with others on the basis of the total time of ownership of the participants. The Company's share is 15% of the total costs estimated to be less than $150,000, with minimal annual monitoring costs thereafter.

      It is the Company's policy to accrue and charge against earnings, the environmental cleanup costs when it is probable that a liability has been incurred and an amount can be reasonably estimated, including evaluation of the other PRPs' ability to pay. The Company believes its ultimate liability as to these environmental matters will not necessitate significant capital outlays, will not materially affect the annual earnings of the Company, nor cause material changes in the Company's business. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation.

      Although the amount of liability with respect to all other claims and lawsuits cannot be ascertained, management is of the opinion that any resulting liability will not have a material affect on the Company's consolidated earnings or financial position.


11. Related Party Transactions.

    The Company is essentially self-insured for purposes of employee group life, medical, accident and sickness insurance, with The American Heritage Life Insurance Company, a related party, providing administrative services and expenses for medical and accident claims. The American Heritage Life Insurance Company also financed the development and expansion of certain retail stores. Total payments aggregating $15,109,000, $34,108,000 and $23,329,000 were made in
    1994, 1993 and 1992, respectively.

                                  F-15
PAGE

12. Quarterly Results of Operations (Unaudited).

The following is a summary of the unaudited quarterly results of operations for the years ended June
29, 1994, June 30, 1993 and June 24, 1992


                                            Quarters Ended
                                               Sept. 22       Jan. 12        April 6        June 29
         1994                                 (12 Weeks)     (16 Weeks)     (12 Weeks)     (12 Weeks)
                                            Dollars in thousands except per share data
     Net sales                             $  2,464,440      3,380,986      2,651,491      2,585,252
     Gross profit on sales                 $    556,085        766,461        603,914        608,028
     Net earnings                          $     35,951         63,781         52,032         64,353
     Earnings per share                    $       0.48           0.85           0.70           0.87
     Net LIFO charge (credit)              $      1,690          2,253          1,690         (6,721)
     Net LIFO charge (credit) per share    $       0.02           0.03           0.02          (0.08)
     Dividends per share                   $       0.24           0.48           0.36           0.36
     Market price range                    $67.75-56.00    60.38-49.00    58.38-48.25    52.25-43.50



                                            Quarters Ended
                                               Sept. 16        Jan. 6        March 31       June 30
         1993                                 (12 Weeks)     (16 Weeks)     (12 Weeks)     (13 Weeks)
                                            Dollars in thousands except per share data
     Net sales                             $    2,392,129      3,244,672      2,504,214      2,690,520
     Gross profit on sales                 $      531,506        726,066        566,615        621,936
     Net earnings                          $       33,377         63,031         57,199         82,778
     Earnings per share                    $         0.44           0.82           0.75           1.10
     Net LIFO charge (credit)              $        1,688          2,405          1,688         (5,455)
     Net LIFO charge (credit) per share    $         0.02           0.03           0.02          (0.07)
     Dividends per share                   $         0.22           0.44           0.33           0.33
     Market price range                    $58.63 - 41.63  79.50 - 57.50  79.75 - 66.75  67.38 - 52.75


                                                         Quarters Ended
                                       Sept. 18         Jan. 8          April 1        June 24
         1992                         (12 Weeks)      (16 Weeks)      (12 Weeks)     (12 Weeks)
                                           Dollars in thousands except per share data
Net sales                           $    2,333,880      3,159,289      2,433,041      2,411,131
Gross profit on sales               $      515,675        700,884        556,205        587,734
Earnings before income taxes and
 cumulative effect of a change
 in accounting principle            $       40,385         81,535         81,678        124,381
Cumulative effect of a change in
 accounting principle               $       20,485              -              -              -
Net earnings                        $        6,169         53,813         53,908         82,044
Earnings per share:
 Earnings before cumulative
     effect of a change
     in accounting principle        $         0.35           0.70           0.70           1.07
 Cumulative effect of a change in
     accounting principle           $        (0.27)             -              -              -
 Net earnings                       $         0.08           0.70           0.70           1.07
Net LIFO charge (credit)            $        3,688          4,750          2,500        (18,051)
Net LIFO charge (credit) per share  $         0.05           0.06           0.04          (0.24)
Dividends per share                 $         0.20           0.40           0.30           0.30
Market price range                  $39.38 - 34.63  39.88 - 35.50  44.63 - 35.75  44.63 - 40.00


As discussed in Note 1 (g), the Company adopted Statement No. 109. The first quarter results have been restated to reflect the cumulative effect of this change in accounting principle.

                                  F-16
PAGE

During 1994, 1993 and 1992, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.0% to 0.1%, 1.0% to 0.1% and 2.3% to (0.6)%, respectively.

                                     Fourth Quarter Results of Operations
                                     June 29, 1994 June 30, 1993 June 24, 1992
                                      (12 Weeks)    (13 Weeks)    (12 Weeks)
                                               Amounts in thousands
Net sales                           $   2,585,252     2,690,520     2,411,131
Cost of sales                           1,977,224     2,068,584     1,823,397
Gross profit on sales                     608,028       621,936       587,734
Operating and administrative expenses     522,057       523,780       499,290
Operating income                           85,971        98,156        88,444
Cash discounts and other income, net       19,166        32,774        38,682
Interest expense                           (1,411)       (3,579)       (2,745)
Earnings before income taxes              103,726       127,351       124,381
Income taxes                               39,373        44,573        42,337
Net earnings                        $      64,353        82,778        82,044

                                         F-17
PAGE